Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS REVENUE OF $218.4 MILLION AND ADJUSTED

EBITDA* OF $47.7 MILLION FOR THE THIRD QUARTER OF 2008

•	Hosting Revenue up 27% vs. 3Q’07

•	Adjusted EBITDA up 34% vs. 3Q’07

•	Operating Cash Flow up 39% vs. 3Q’07

ST. LOUIS, October 29, 2008 – SAVVIS Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, today reported its third quarter 2008 financial results. For the quarter, SAVVIS reported revenue of $218.4 million and income from operations of $11.1 million. The company also reported a net loss of ($0.6) million, or ($0.01) per share, and adjusted EBITDA of $47.7 million.

Revenue in the quarter increased 3%, compared to the second quarter of 2008. The improvement was driven by continued demand for managed hosting and colocation services. On a year-over-year basis, revenue was up 15%, compared to the third quarter of 2007.

Adjusted EBITDA in the quarter was up 7% from the second quarter of 2008 and up 34% from the third quarter of 2007. The growth in adjusted EBITDA was primarily due to the revenue increase experienced during the quarter and lower SG&A costs compared to the second quarter. It also reflects an improvement in gross margin and lower SG&A as a percentage of revenue, when compared to the third quarter of 2007.

“Despite the uncertain economic situation that we faced in the third quarter, SAVVIS was able to deliver solid results, including 27% year-over-year growth in total Hosting revenue and year-over-year growth in adjusted EBITDA of 34%,” said Phil Koen, chief executive officer of SAVVIS. “While we are pleased with the positive third quarter results, our team remains mindful of the global macro-economic environment, as we focus on making the most of our recently completed global expansion plan by targeting free cash flow generation in 2009.”

Third Quarter Financial Results

US dollars in millions	Three months ended
	9/30/08	6/30/08	9/30/07
Colocation	$78.4	$74.8	$58.6
Managed Hosting	$66.5	$64.7	$55.1

Hosting	$144.9	$139.5	$113.7
Network Services	$73.5	$73.4	$76.6

Total Revenue	$218.4	$212.9	$190.3

Cost of Revenue(1)	$126.9	$121.3	$110.9
SG&A Expenses(1)	$43.8	$47.0	$43.8
Non-Cash, Equity-Based Compensation(2)	$2.4	$9.6	$8.7
Income from Operations	$11.1	$0.9	$3.7
Net Income (Loss)	$(0.6)	$(7.4)	$5.3

Adjusted EBITDA	$47.7	$44.7	$35.5
Adjusted EBITDA Margin	22%	21%	19%

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization, accretion, and non-cash, equity-based compensation. Total non-cash, equity-based compensation in cost of revenue for the three months ended September 30, 2008, June 30, 2008, and September 30, 2007, was $0.2 million, $1.6 million and $1.4 million and in SG&A expenses was $2.2 million, $8.0 million and $7.3 million, respectively.
(2)	Non-cash, equity-based compensation was favorably impacted in the three and nine months ended September 30, 2008, by a change in estimated forfeiture rate.

Third Quarter Results

Total SAVVIS revenue for the third quarter was $218.4 million, an increase of 15% compared to revenue of $190.3 million in the third quarter of 2007 and an increase of 3% when compared to $212.9 million of revenue in the second quarter of 2008. Income from operations of $11.1 million in the third quarter compared favorably to $3.7 million in the third quarter of 2007 and $0.9 million in the second quarter of 2008. During the third quarter of 2008, the company recorded a one-time benefit of $5.6 million related to non-cash, equity-based compensation, which positively impacted income from operations.

For the third quarter, adjusted EBITDA was $47.7 million, an increase of 34% from adjusted EBITDA of $35.5 million in the third quarter of 2007 and an improvement of 7% when compared to $44.7 million of adjusted EBITDA in the second quarter of 2008. Adjusted EBITDA margin for the quarter was 22%, which reflected a year-over-year improvement of approximately 300 basis points and a quarter-over-quarter improvement of approximately 100 basis points.

The company’s consolidated net loss was ($0.6) million in the third quarter of 2008, compared to net income of $5.3 million in the third quarter of 2007 and a loss of ($7.4) million in the second quarter of 2008. The loss per share was ($0.01) in the third quarter of 2008, compared to earnings of $0.10 in the third quarter of 2007 and a loss of ($0.14) in the second quarter of 2008.

Since SAVVIS began its global data center expansion plan in 2007, the company has opened 10 new data centers on time and on budget. The new facilities give SAVVIS additional key-market capacity of approximately 215,000 sellable square feet, all with ultra-power density. Total cash capital expenditures related to the expansion, which has taken place over the past two years, will be approximately $390 million. The majority of this amount has already been expended through the third quarter of 2008, as October marks the final new data center opening of the previously-announced global expansion plan.

Hosting

US dollars in millions	Three months ended
	9/30/08	6/30/08	9/30/07
Colocation	$78.4	$74.8	$58.6
Managed Hosting	$66.5	$64.7	$55.1

Total Hosting Revenue	$144.9	$139.5	$113.7
Percentage change		4%	27%

Overall Hosting revenue was $144.9 million in the third quarter, with Managed Hosting contributing $66.5 million, or 46%. Year-over-year, Managed Hosting revenue grew 21%, reflecting continued adoption of outsourced enterprise IT solutions. On a quarter-over-quarter basis, Managed Hosting revenue grew 3%, as the elongation of the sales cycle, which began in the first quarter of this year, extended into the third quarter.

Colocation contributed $78.4 million to overall Hosting revenue in the third quarter, or 54%. Year-over-year, Colocation grew 34%, reflecting continued strong industry trends. On a quarter-over-quarter basis, Colocation grew 5%, as demand for these services has continued.

Network Services

US dollars in millions	Three months ended
	9/30/08	6/30/08	9/30/07
Revenue	$73.5	$73.4	$76.6
Percentage change		—%	(4)%

In the third quarter, Network Services revenue was 34% of overall revenue, or $73.5 million. Network Services revenue for SAVVIS declined (4%) from the third quarter of 2007, however, it was virtually flat when compared to the second quarter of 2008. SAVVIS continues to focus on stabilizing the Network Services portion of the company.

Highlights

Financial Vertical

Despite the turmoil in the banking industry during the third quarter, the financial vertical posted revenue of $58.6 million, or 27% of overall revenue. Compared to the third quarter of 2007, revenue increased 22%. On a quarter-over-quarter basis, revenue in the financial vertical increased 6% over the second quarter of 2008. During the third quarter of 2008, the company structure was reorganized in an effort to maximize performance in the financial vertical. As a result, SAVVIS is now employing a concentrated sales, marketing and delivery focus for this area of the company.

Growth in the financial vertical has been led by providing infrastructure services, such as proximity hosting and low latency network, which support electronic trading. In the third quarter, SAVVIS added six new trading venues and an international market data provider. SAVVIS customers can now cross-connect, or have network access, to over 59 exchanges, electronic communication networks (ECNs) and market data providers.

The company continues to see strong demand for proximity hosting colocation services tied to electronic trading. Along with low latency network and colocation services, financial firms are also taking advantage of the full suite of SAVVIS managed-hosting solutions to significantly leverage total cost of ownership (TCO) advantages. While SAVVIS is excited about the opportunities for the financial vertical going forward, the company is maintaining a near-term cautious view of the growth outlook for this area of the company.

International

On October 1, 2008, SAVVIS announced the opening of its Slough U.K. data center. The Slough facility was the final data center to be completed as part of the company’s global expansion plan and has 37,500 square feet of raised floor space. In addition, the Slough data center has 34,500 square feet of expansion capability, for a total of 72,000 square feet of raised floor space at full build. The facility is connected to two separate electricity sub-stations and has ultra-power density. The facility was built to meet the growth in customer demand that SAVVIS has experienced for hosting services in the U.K. In addition to offering the full range of the company’s integrated hosting and network services, the Slough data center offers proximity hosting for the financial community.

On the other side of the globe, SAVVIS announced the opening of its expanded Singapore data center on July 18, 2008. The facility now has more than 18,000 square feet of raised floor space. In addition to managed hosting services, the facility offers proximity hosting. Customers can now host at the SAVVIS Singapore data center and connect via low latency network access to the Singapore Exchange.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $47.3 million in the third quarter of 2008. Cash capital expenditures for the quarter totaled $68.9 million, which included $32.7 million for the build-out of new data centers. Operating cash flow of $47.3 million grew 39% year-over-year.

The long-term debt and capital leases for SAVVIS, as of September 30, 2008, totaled $588.6 million. The company’s cash position at September 30, 2008, was $116.0 million, compared to $118.2 million at June 30, 2008.

Financial Outlook

“SAVVIS continues to focus on growth in revenue and adjusted EBITDA, as evidenced by our third quarter results,” said Jeff Von Deylen, chief financial officer of SAVVIS. “With our global data center expansion plan largely completed, we have the opportunity to focus on the generation of positive free cash flow in 2009.”

For full year 2008, SAVVIS continues to expect to achieve the following previously-announced guidance:

•	Total revenue of $840 to $870 million

•	Managed Hosting revenue growth of approximately 20%

•	Colocation revenue growth of approximately 27%, pro forma

•	Network Services revenue decline of approximately (6%)

•	Adjusted EBITDA of $175 to $190 million

•	Total cash capital expenditures of $260 to $280 million, which is slightly lower than previously announced

•	Includes approximately $145 to $150 million for completed data center expansions

Investor Conference Call

SAVVIS will webcast an investor conference call today, October 29, 2008, at 10:00 a.m. ET. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 847-7859 (toll free in North America) and at (703) 639-1426. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Wednesday, November 12, at (888) 266-2081 (toll free in North America) and at (703) 925-2533, by using the access code 297693.

About SAVVIS

SAVVIS Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for enterprise applications. With an IT services platform spanning North America, Europe and Asia, SAVVIS leads the industry in delivering secure, reliable and scalable hosting, network and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and multiple data centers, and automated management and provisioning systems. For more information about SAVVIS, visit savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2007, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; demand for and market acceptance of SAVVIS’ products and services; variability in pricing for those products and services; merger and acquisition activity by SAVVIS customers or other customer activity that affects the level of business done with SAVVIS; rapid evolution of technology; changes in our operating environment; and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, October 29, 2008. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

SAVVIS includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Pro forma” results exclude certain revenue and costs related to exited contracts and sold assets. We have included information concerning pro forma results because we believe they enable investors to better compare current results to results of prior periods. The calculations of adjusted EBITDA and pro forma results are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA and of pro forma results may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$218,363	$190,262	$634,587	$596,064
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation of $173, $1,437, $3,274, and $4,303) (1)	127,050	112,348	368,573	342,778
Sales, general, and administrative expenses (including non-cash equity-based compensation of $2,269, $7,284, $17,738, and $20,362) (1)	46,022	51,101	154,378	156,593
Depreciation, amortization, and accretion	34,222	22,742	100,120	67,174
(Gain) loss on sales of data center and CDN assets	—	337	—	(305,707)

Total Operating Expenses	207,294	186,528	623,071	260,838

Income from Operations	11,069	3,734	11,516	335,226
Loss on debt extinguishment	—	—	—	45,127
Net interest expense and other	9,972	320	21,095	34,457

Income (Loss) before Income Taxes	1,097	3,414	(9,579)	255,642
Income tax expense (benefit)	1,659	(1,855)	2,589	2,559

Net Income (Loss)	$(562)	$5,269	$(12,168)	$253,083

Net Income (Loss) per Common Share
Basic	$(0.01)	$0.10	$(0.23)	$4.81

Diluted	$(0.01)	$0.10	$(0.23)	$4.55

Weighted-Average Common Shares Outstanding (2)
Basic	53,383	52,899	53,338	52,603

Diluted	53,383	54,033	53,338	56,688

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.
(2)	For the three and nine months ended September 30, 2008, the effects of including the incremental shares associated with options, unvested restricted preferred units, unvested restricted stock units, unvested restricted stock awards, and the Convertible Notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding. For the three months ended September 30, 2007, the effects of including the incremental shares associated with the Convertible Notes are anti-dilutive and, as such, are not included in the diluted weighted-average common shares outstanding. Diluted weighted-average common shares outstanding includes 2.6 million common shares for the nine months ended September 30, 2007, which reflects the dilution impact of the Convertible Notes using the “if-converted” method.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents (1)	$116,047	$183,141
Trade accounts receivable, net	58,473	51,925
Prepaid expenses and other current assets	26,769	19,548

Total Current Assets	201,289	254,614

Property and equipment, net	724,116	616,584
Other non-current assets	18,222	18,775

Total Assets	$943,627	$889,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Payables and other trade accruals	$50,380	$57,673
Current portion of long-term debt and lease obligations	12,856	6,196
Other current accrued liabilities	71,479	101,419

Total Current Liabilities	134,715	165,288

Long-term debt, net of current portion	421,779	351,594
Capital and financing method lease obligations, net of current portion	166,789	162,054
Other accrued liabilities	66,387	59,182

Total Liabilities	789,670	738,118

Stockholders’ Equity:
Common stock	534	530
Additional paid-in capital	759,541	738,950
Accumulated deficit	(596,069)	(583,901)
Accumulated other comprehensive loss	(10,049)	(3,724)

Total Stockholders’ Equity	153,957	151,855

Total Liabilities and Stockholders’ Equity	$943,627	$889,973

(1)

As of September 30, 2008, $15.7 million of the Company’s $116.0 million cash and cash equivalents was held in the Reserve Primary Fund, which has currently suspended redemptions to orderly liquidate the fund.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$(562)	$5,269	$(12,168)	$253,083
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	34,222	22,742	100,120	67,174
Non-cash equity-based compensation	2,442	8,721	21,012	24,665
Accrued interest	3,802	3,635	5,615	35,547
(Gain) loss on sales of data center and CDN assets	—	337	—	(305,707)
Loss on debt extinguishment	—	—	—	45,127
Other	68	40	203	(934)
Net changes in operating assets and liabilities, net of effects from sales of assets:
Trade accounts receivable	(675)	(6,330)	(6,828)	(1,062)
Prepaid expenses and other current and non-current assets	1,872	7,193	(8,084)	(5,647)
Payables and other trade accruals	1,438	(5,455)	4,832	(898)
Other accrued liabilities	4,658	(2,228)	(4,022)	(21,107)

Net cash provided by operating activities	47,265	33,924	100,680	90,241

Cash Flows from Investing Activities:
Payments for capital expenditures	(68,877)	(86,386)	(209,277)	(248,249)
Proceeds from sales of data center and CDN assets, net	—	—	—	318,530
Other investing activities, net	—	—	—	694

Net cash provided by (used in) investing activities	(68,877)	(86,386)	(209,277)	70,975

Cash Flows from Financing Activities:
Proceeds from long-term debt	23,164	—	56,447	345,000
Proceeds from stock option exercises	86	948	907	15,077
Payments for extinguishment of Series A Subordinated Notes	—	—	—	(342,491)
Payments for debt issuance costs	—	—	(1,135)	(8,866)
Payments for employee taxes on equity-based instruments	(38)	(47)	(2,283)	(10,160)
Principal payments under capital lease obligations	(1,481)	(615)	(4,152)	(2,031)
Other financing activities, net	(1,652)	(154)	(3,481)	(154)

Net cash provided by (used in) financing activities	20,079	132	46,303	(3,625)

Effect of exchange rate changes on cash and cash equivalents	(629)	267	(4,800)	656

Net Increase (Decrease) in Cash and Cash Equivalents	(2,162)	(52,063)	(67,094)	158,247
Cash and Cash Equivalents, Beginning of Period	118,209	309,003	183,141	98,693

Cash and Cash Equivalents, End of Period	$116,047	$256,940	$116,047	$256,940

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended
	September 30,		June 30, 2008
	2008	2007
Revenue:
Colocation	$78,382	$58,559	$74,762
Managed hosting	66,518	55,155	64,714

Total hosting	144,900	113,714	139,476
Network services	73,463	76,548	73,465

Total Revenue	$218,363	$190,262	$212,941

Adjusted EBITDA(1) Reconciliation:
Income from operations	$11,069	$3,734	$867
Depreciation, amortization, and accretion	34,222	22,742	34,154
Loss on sale of data center assets	—	337	—
Non-cash equity-based compensation	2,442	8,721	9,629

Adjusted EBITDA	$47,733	$35,534	$44,650

Headcount	2,320	2,306	2,278

(1)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, loss on sale of data center assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We do not provide forward-looking guidance for certain financial data, such as income from operations, depreciation, amortization, accretion, and non-cash equity-based compensation, and as a result, are not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. We intend to calculate the various non-GAAP financial measures in future periods consistent with the presentation herein.

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Pro Forma Financial Information

(in thousands)

	Three Months Ended				Year Ended December 31, 2007
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Pro Forma Revenue:
Colocation (1)	$57,691	$59,986	$58,559	$62,293	$238,529
Managed hosting	50,304	51,005	55,155	59,482	215,946

Total hosting	107,995	110,991	113,714	121,775	454,475

Network services	80,414	76,900	76,548	75,994	309,856
Other services (2)	—	—	—	—	—

Total Pro Forma Revenue	188,409	187,891	190,262	197,769	764,331

Pro forma cost of revenue (3)	107,814	105,183	110,911	110,120	434,028
Pro forma sales, general, and administrative expenses (4)	46,143	45,151	43,817	48,227	183,338

Pro forma adjusted EBITDA (5)	$34,452	$37,557	$35,534	$39,422	$146,965

Non-GAAP and Pro Forma Reconciliations:

(1)	Colocation revenue pro forma adjustments reflect the elimination of revenue related to a Microsoft contract exited in connection with the sale of data center assets in June 2007. The first quarter of 2007 also reflects the elimination of $3.6 million related to a one-time customer settlement.

Colocation - as reported	$69,416	$68,404	$58,559	$62,293	$258,672
Pro forma adjustments	(11,725)	(8,418)	—	—	(20,143)

Colocation - pro forma	$57,691	$59,986	$58,559	$62,293	$238,529

(2)	Other services revenue pro forma adjustments reflect the eliminated revenue from content delivery services related to the sale of CDN assets in January 2007 and the elimination of Telerate revenue in connection with Reuters’ acquisition of MoneyLine Telerate.

Other services - as reported	$5,114	$4,245	$—	$—	$9,359
Pro forma adjustments	(5,114)	(4,245)	—	—	(9,359)

Other services - pro forma	$—	$—	$—	$—	$—

(3)	Cost of revenue pro forma adjustments reflect the elimination of costs related to the asset sales and exited contract described above.

Cost of revenue - as reported	$116,675	$113,755	$112,348	$111,555	$454,333
Non-cash equity-based compensation	(1,359)	(1,507)	(1,437)	(1,435)	(5,738)
Pro forma adjustments	(7,502)	(7,065)	—	—	(14,567)

Cost of revenue - pro forma	$107,814	$105,183	$110,911	$110,120	$434,028

(4)	Sales, general, and administrative pro forma adjustments reflect the elimination of costs related to the asset sales and exited contract described above.

Sales, general, and administrative - as reported	$53,171	$52,321	$51,101	$55,809	$212,402
Non-cash equity-based compensation	(6,420)	(6,658)	(7,284)	(7,582)	(27,944)
Pro forma adjustments	(608)	(512)	—	—	(1,120)

Sales, general, and administrative - pro forma	$46,143	$45,151	$43,817	$48,227	$183,338

(5)	“Pro Forma Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, non-cash equity-based compensation, and adjustments made to eliminate the results of operations related to asset sales and an exited contract. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Pro Forma Adjusted EBITDA Reconciliation:
Income from operations - as reported	$138,955	$192,537	$3,734	$2,774	$338,000
Depreciation, amortization, and accretion - as reported	21,645	22,787	22,742	27,631	94,805
(Gain) loss on sales of data center and CDN assets - as reported	(125,198)	(180,846)	337	—	(305,707)
Non-cash equity-based compensation - as reported	7,779	8,165	8,721	9,017	33,682
Pro forma adjustments	(8,729)	(5,086)	—	—	(13,815)

Pro Forma Adjusted EBITDA	$34,452	$37,557	$35,534	$39,422	$146,965

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except average monthly revenue)

Hosting Supplemental Information:

	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008
Data Center Revenue
Colocation	$58,559	$62,293	$67,908	$74,762	$78,382
Managed hosting	55,155	59,482	61,308	64,714	66,518
Hosting area network	15,528	17,059	16,922	17,231	17,166

Total Data Center Revenue	$129,242	$138,834	$146,138	$156,707	$162,066

Average Billed Square Feet (1)
Colocation	514.0	539.7	566.7	613.2	631.8
Managed hosting	14.2	16.0	17.2	18.2	19.6
Hosting area network	—	—	—	—	—

Total Average Billed Square Feet	528.2	555.7	583.9	631.4	651.4

Average Monthly Data Center Revenue Per Billed Square Foot (1) (2)
Colocation	$38.0	$38.5	$39.9	$40.6	$41.4
Managed hosting	1,290.7	1,241.5	1,189.9	1,186.3	1,133.2
Hosting area network (3)	9.8	10.2	9.7	9.1	8.8
Total Average Monthly Data Center Revenue Per Billed Square Foot	81.6	83.3	83.4	82.7	82.9

(1)	In the quarter ending June 30, 2008, average billed square feet results were revised for all periods to reflect improved reporting from physical space records within our data centers. Average monthly data center revenue per billed square foot was also recalculated based on the new average billed square feet results.
(2)	Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.
(3)	Hosting area network average monthly revenue per billed square foot is calculated as the hosting area network revenue per quarter divided by the total average billed square feet per quarter stated on a monthly basis.

Network Services Supplemental Information:

	September 30, 2007	December 31, 2007	March 31, 2007	June 30, 2008	September 30, 2008
Network Services
Managed network	$47,033	$45,643	$44,424	$43,989	$43,689
Hosting area network	15,528	17,059	16,922	17,231	17,166
Bandwidth	13,987	13,292	12,721	12,245	12,608

Total Network Services	$76,548	$75,994	$74,067	$73,465	$73,463